EXHIBIT 99.1



                                                        Contact: Bea Slizewski
                                                                 Birds Eye Foods
                                                                 585-264-3189






           BIRDS EYE FOODS COMPLETES SALE OF VEG-ALL TO ALLEN CANNING

ROCHESTER, NY, June 30, 2003...Birds Eye Foods, Inc., the country's largest manufacturer and marketer of frozen vegetables and a major processor of other food products, today announced that the sale of its Veg-All canned vegetable business to Allen Canning Company, of Siloam Springs, Arkansas was completed on Friday, June 27th, 2003. Terms of the transaction were not disclosed.

     Rochester-based Birds Eye Foods, with sales of approximately $1.0 billion annually, processes fruits and vegetables in 28 facilities across the country. Familiar brands in the frozen aisle include Birds Eye, Birds Eye Voila!, Birds Eye Simply Grillin,' Birds Eye Hearty Spoonfuls, Freshlike and McKenzie's. Other processed foods marketed by Birds Eye Foods include canned vegetables (Freshlike); pie fillings (Comstock and Wilderness); chili and chili ingredients (Nalley and Brooks); salad dressings (Bernstein's and Nalley) and snacks (Tim's, Snyder of Berlin and Husman's). Birds Eye Foods also produces many of these products for the private label, food service and industrial markets.

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This press release contains predictions, estimates, and other "forward-looking statements" within the meaning of section 21E of the Exchange Act and section 27A of the Securities Act. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated in these forward-looking statements as of the date of this press release. These risks include, but are not limited to: the impact of strong competition in the food industry, including competitive pricing; the impact of changes in consumer demand; the impact of weather on the volume and quality of raw product; the inherent risks in the marketplace associated with new product introductions, including uncertainties about trade and consumer acceptance; the continuation of our success in integrating operations, including the realization of anticipated synergies in operations and the timing of any such synergies, and the availability of acquisition and alliance opportunities; our ability to achieve gains in productivity and improvements in capacity utilization; our ability to service debt; interest rate fluctuations; and effectiveness of marketing and shifts in market demand. Please refer to Birds Eye Foods' Annual Report on Form 10-K Equivalent for the fiscal year ended June 29, 2002 as well as other reports and information filed by Birds Eye Foods with the Securities and Exchange Commission for more information on factors that could cause actual results to differ.